Exhibit 10.15

MASTER TRANSACTION AGREEMENT

MASTER TRANSACTION AGREEMENT

between

SOHU.COM INC.

and

CHANGYOU.COM LIMITED

January 1, 2009

TABLE OF CONTENTS

ARTICLE I DOCUMENTS AND ITEMS TO BE DELIVERED PRIOR TO F-1 FILING		5
1.1	Documents to be delivered by Sohu	5
1.2	Documents to be delivered by Changyou, AmazGame and Gamease	5
ARTICLE II THE IPO AND ACTIONS PENDING THE IPO		5
2.1	Transactions prior to the IPO	5
2.2	Cooperation	6
ARTICLE III MMORPG BUSINESS TRANSFER, COVENANTS AND OTHER MATTERS		6
3.1	Other Agreements	6
3.2	Further Instruments	6
3.3	Agreement for Exchange of Information	7
3.4	Auditors and Audits; Financial Statements; Accounting Matters	9
3.5	Confidentiality	13
3.6	Privileged Matters	15
3.7	Future Litigation and Other Proceedings	16
3.8	Mail and other Communications	17
3.9	Administrative Services Agreements	17
3.10	Payment of Expenses	17
ARTICLE IV MUTUAL RELEASES; INDEMNIFICATION		18
4.1	Release of Claims	18
4.2	Indemnification by Changyou	18
4.3	Indemnification by Sohu	19
4.4	Ancillary Agreement Liabilities	20
4.5	Procedures for Defense, Settlement and Indemnification of the Third Party Claims	21
4.6	Additional Matters	22
4.7	Survival of Indemnities	22
ARTICLE V Dispute resolution		22
5.1	Dispute Resolution	22
ARTICLE VI MISCELLANEOUS		23
6.1	Consent of Sohu	23
6.2	Limitation of Liability	23
6.3	Entire Agreement	23
6.4	Governing Law and Jurisdiction	23
6.5	Termination; Amendment	23
6.6	Notices	24
6.7	Counterparts	24
6.8	Binding Effect; Assignment	24
6.9	Severability	25
6.10	Failure or Indulgence not Waiver; Remedies Cumulative	25
6.11	Authority	25
6.12	Interpretation	25
6.13	Conflicting Agreements	25
6.14	Third Party Beneficiaries	26
ARTICLE VII DEFINITIONS		26
7.1	Defined Terms	26

MASTER TRANSACTION AGREEMENT

This Master Transaction Agreement is dated as of January 1, 2009, by and between Sohu.com Inc., a Delaware corporation (“Sohu”), and Changyou.com Limited, a Cayman Islands corporation (“Changyou”) (each of Sohu and Changyou a “Party” and, together, the “Parties”).

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article VII hereof.

RECITALS

WHEREAS, Sohu is the beneficial owner of a majority of the issued and outstanding Ordinary Shares of Changyou;

WHEREAS, the Parties have entered into, executed and delivered, and will enter into, execute and deliver as may be necessary or desirable, the MMORPG Business Transfer Agreements relating to the transfer of the Changyou Business from Sohu and its subsidiaries and variable interest entities (“VIEs”) to Changyou and its subsidiary Beijing AmazGame Internet Technology Co., Ltd., a company organized in the People’s Republic of China (“AmazGame”), and its VIE Beijing Gamease Age Digital Technology Co., Ltd., a company organized in the People’s Republic of China (“Gamease”);

WHEREAS, Sohu has been engaged in the MMORPG business and, since December 1, 2007, has conducted such business through Changyou, as more fully described in a draft Registration Statement on Form F-1 submitted for non-public review and comment by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act (as so submitted and as amended from time to time prior to the Live Filing Date, the “Draft IPO Registration Statement”) to be filed publicly with the SEC via its EDGAR system (the date of such public filing, the “Live Filing Date”) following the satisfactory completion of such review and comment and as financial market conditions permit (as so filed, and as amended thereafter from time to time, the “IPO Registration Statement);

WHEREAS, the Parties currently contemplate that Changyou will make an initial public offering (“IPO”) pursuant to the IPO Registration Statement;

WHEREAS, the Parties intend in this Agreement, including the Exhibits and Schedules hereto, to set forth and memorialize the principal arrangements among Sohu and Changyou regarding the relationship of the Parties from and after the filing of the IPO Registration Statement and the consummation of the IPO; and

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement and intending to be legally bound, Sohu and Changyou covenant and agree as follows:

ARTICLE I

DOCUMENTS AND ITEMS TO BE DELIVERED PRIOR TO F-1 FILING

1.1 Documents to be delivered by Sohu. Sohu has delivered and its subsidiaries and VIEs have delivered, as appropriate, or Sohu will deliver, or will cause its subsidiaries and VIEs to deliver, as appropriate, prior to the Live Filing Date, to Changyou, AmazGame and/or Gamease, as appropriate: (a) a duly executed Marketing Services Agreement, substantially in the form attached to the Draft IPO Registration Statement as Exhibit 10.17, with such changes, if any, to such form as may be agreed to by the Parties prior to such execution (the “Marketing Services Agreement”); (b) a duly executed Non-Competition Agreement, substantially in the form attached to the Draft IPO Registration Statement as Exhibit 10.16, with such changes, if any, to such form as may be agreed to by the Parties prior to such execution (the “Non-Competition Agreement”); (c) the MMORPG Business Transfer Agreements, and (d) such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof. For purposes of this agreement, Changyou and its subsidiaries and VIEs will not be considered subsidiaries and VIEs of Sohu.

1.2 Documents to be delivered by Changyou, AmazGame and Gamease. Changyou, AmazGame, Gamease and their subsidiaries and VIEs have delivered, as appropriate, or Changyou, will deliver, or will cause AmazGame, Gamease, and any of Changyou’s or AmazGame’s or Gamease’s subsidiaries and VIEs to deliver, as appropriate, prior to the Live Filing Date, to Sohu or its subsidiaries or VIEs, as appropriate: (a) in each case where Changyou, AmazGame or Gamease is a party to any agreement or instrument referred to in Section 1.1, a duly executed counterpart of such agreement or instrument; and (b) such other agreements, documents or instruments as the Parties may agree are necessary or desirable in order to achieve the purposes hereof.

ARTICLE II

THE IPO AND ACTIONS PENDING THE IPO

2.1 Transactions prior to the IPO. Subject to the occurrence of the events described in this Article II, the Parties intend to consummate the IPO and to take, or cause to be taken, the actions specified in this Section 2.1.

(a) Registration Statement. Changyou has submitted or plans to submit for non-public review by the SEC the Draft IPO Registration Statement, and intends to submit such amendments or supplements thereto as may be requested by the SEC staff in connection with such non-public review and agreed to by Changyou, and subsequently to file with the SEC the IPO Registration Statement and make such amendments and supplements thereto as may be necessary or desirable in order to cause the same to comply with the Securities Act and other applicable law, to become and remain effective under the Securities Act, or as may be requested by the representatives of the underwriters for the IPO (the “Underwriters”), including, without limitation, filing such amendments or supplements to the IPO Registration Statement as may be required by the underwriting agreement to be entered into among Changyou and the Underwriters (the “Underwriting Agreement”) following the effectiveness of the IPO Registration Statement under the Securities Act.

(b) Underwriting Agreement. Following the effectiveness of the IPO Registration Statement, Changyou will enter into the Underwriting Agreement, which shall in form and substance be satisfactory Changyou, as determined by its board of directors or authorized designees, as appropriate, and Changyou shall comply with its obligations thereunder.

(c) Nasdaq Global Market Listing. Changyou plans to prepare, file and have approved an application for listing on the Nasdaq Global Market of the American depositary shares, representing Ordinary Shares, to be offered and sold in the IPO (the “ADSs”).

2.2 Cooperation. Sohu and Changyou shall each consult with, and cooperate in all respects with, the other in connection with the marketing, including any roadshow presentations, and pricing of the ADSs and shall take any and all actions as may be reasonably necessary or desirable to consummate the IPO as contemplated by the IPO Registration Statement and the Underwriting Agreement.

ARTICLE III

MMORPG BUSINESS TRANSFER,

COVENANTS AND OTHER MATTERS

3.1 Other Agreements. Each of the Parties agrees to execute or cause to be executed by the appropriate parties and deliver, as appropriate, such other agreements, instruments and other documents as may be necessary or desirable in order to effect the purposes of this Agreement and the Inter-Company Agreements.

3.2 Further Instruments. Sohu will execute and deliver, and will cause its subsidiaries and VIEs to execute and deliver, to Changyou, AmazGame and/or Gamease, as the case may be, such instruments of transfer, conveyance, assignment, substitution and confirmation, and will take such action as may be reasonably necessary or desirable in order to transfer, convey and assign to AmazGame and/or Gamease and confirm AmazGame’s and/or Gamease’s title to all assets, rights, interests and other things of value used in or necessary for the conduct and operation of the Changyou Business on or prior to the Live Filing Date or to be transferred or licensed to Changyou, AmazGame and/or Gamease pursuant to this Agreement, the MMORPG Business Transfer Agreements or any document referred to herein or therein, to put Changyou and its subsidiaries and VIEs in actual possession and operating control thereof and to permit Changyou and its subsidiaries and VIEs to exercise all rights with respect thereto (including, without limitation, rights under Contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained) relating to the Changyou Business; provided, however, that in the absence of such execution and delivery by Sohu and/or its subsidiaries and VIEs, such execution and delivery shall be deemed for all purposes to have occurred subject only to Changyou’s obligation to pay to Sohu or its applicable subsidiary or VIE an amount equal to the book value thereof to the extent not previously so paid.

(b) Sohu will execute and deliver, and will cause its subsidiaries and VIEs to execute and deliver, to Changyou, AmazGame and/or Gamease, as the case may be, all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as may be reasonably necessary or desirable in order to have Sohu and its subsidiaries and VIEs, as the case may be, fully and unconditionally assume and discharge the Sohu Liabilities; provided, however, that in the absence of such execution and delivery by Sohu and/or any such other appropriate subsidiaries and VIEs, such execution and delivery shall be deemed for all purposes to have occurred.

(c) Changyou will, and will cause AmazGame, Gamease and any other appropriate subsidiaries and VIEs of Changyou to, execute and deliver to Sohu and its subsidiaries and VIEs all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as may be reasonably necessary or desirable in order to have Changyou, AmazGame or Gamease, as the case may be, fully and unconditionally assume and discharge the Changyou Liabilities; provided, however, that in the absence of such execution and delivery by Changyou, AmazGame, Gamease and/or any such other appropriate subsidiaries and VIEs, such execution and delivery shall be deemed for all purposes to have occurred.

(d) Except as hereinabove provided or as set forth in the MMORPG Business Transfer Agreements, neither Sohu, Changyou, nor their respective subsidiaries and VIEs shall be obligated, in connection with the foregoing matters set forth in this Section, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, unless reimbursed by the other relevant Party. Furthermore, each Party, at the request of any other Parties hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

3.3 Agreement for Exchange of Information.

(a) Generally. Each of the Parties agrees to provide, or cause to be provided, to the other Parties, at any time, promptly after written request therefor, all reports and other Information regularly provided by one Party to any other Party prior to the Live Filing Date and any Information in the possession or under the control of such Party to the extent reasonably requested by the requesting Party (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, (iii) to comply with its obligations under this Agreement or any Inter-Company Agreement or (iv) at any time after the Live Filing Date to the extent such Information and cooperation are necessary to comply with such reporting, filing and disclosure obligations, for the preparation of financial statements or completing an audit, and as reasonably necessary to conduct the ongoing businesses of Sohu or Changyou, as the case may be. Each of the Parties agrees to make their respective personnel available to discuss the Information exchanged pursuant to this Section 3.3. In the event that any Party determines that any such provision of Information or other actions contemplated by this Section 3.3 could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence

(b) Internal Accounting Controls; Financial Information. After the Live Filing Date, (i) each Party shall maintain in effect at its own cost and expense adequate systems and controls for its business to the extent necessary to enable each other Party to satisfy its reporting, tax return, accounting, audit and other obligations, and (ii) each Party shall provide, or cause to be provided, to each other Party and its subsidiaries and VIEs in such form as such requesting Party shall request, at no charge to the requesting Party, all financial and other data and information as the requesting Party determines necessary or advisable in order to prepare its financial statements and reports or filings with any Governmental Authority.

(c) Ownership of Information. Any Information owned by a Party that is provided to a requesting Party pursuant to this Section 3.3 shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(d) Record Retention. To facilitate the possible exchange of Information pursuant to this Section 3.3 and other provisions of this Agreement, each Party agrees to use its reasonable best efforts for a period of ten years to retain all Information in its respective possession or control substantially in accordance with its respective record retention policies and/or practices as in effect on the Live Filing Date, and for such longer period as may be required by any Governmental Authority, any litigation matter, any applicable law or any Inter-Company Agreement. However, at any time after such 10-year period each Party may amend its respective record retention policies at such Party’s discretion; provided, however, that the amending Party must give thirty (30) days prior written notice of such change in the policy to each other Party. No Party will destroy, or permit any of its Subsidiaries to destroy, any Information that exists on the Live Filing Date (other than Information that is permitted to be destroyed under the current respective record retention policies of each Party) and that falls under the categories listed in Section 3.3(a), without first notifying each other Parties of the proposed destruction and giving each other Party the opportunity to take possession or make copies of such Information prior to such destruction.

(e) Limitation of Liability. Each Party will use its reasonable best efforts to ensure that Information provided to the other Parties hereunder is accurate and complete; provided, however, no Party shall have any liability to any other Party if any Information exchanged or provided pursuant to this Section 3.3 is found to be inaccurate, in the absence of gross negligence, bad faith, or willful misconduct by the Party providing the Information. No Party shall have any liability to any other Parties if any Information is destroyed or lost after the relevant Party has complied with the provisions of Section 3.3(d).

(f) Other Agreements Providing For Exchange of Information. The rights and obligations granted under this Section 3.3 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement and any Inter-Company Agreement.

(g) Production of Witnesses; Records; Cooperation. For a period of seven (7) years after the first date upon which members of the Sohu Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of Changyou, and except in the case of a legal or other proceeding by one Party against any other Party, each Party shall use its reasonable best efforts to make available to each other Parties, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such individual (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any legal, administrative or other proceeding in which the requesting Party may from time to time be involved, regardless of whether such legal, administrative or other proceeding is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

3.4 Auditors and Audits; Financial Statements; Accounting Matters. Each Party agrees that:

(a) Selection of Auditors.

(i) Until the first Sohu fiscal year end occurring after the date that members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, Changyou shall use its reasonable best efforts to select the independent certified public accountants (“Changyou’s Auditors”) used by Sohu to serve as its independent certified public accountants (“Sohu’s Auditors” and, for the avoidance of doubt, should Sohu at any time change the accounting firm serving as its independent certified public accountants, “Sohu’s Auditors” shall thereafter mean the new firm serving as Sohu’s independent certified public accountants) for purposes of providing an opinion on its consolidated financial statements; provided, however, that Changyou’s Auditors may be different from Sohu’s Auditors if necessary to comply with applicable laws regarding auditor independence and qualifications (provided, however, that Changyou shall not take any actions, and shall use its reasonable best efforts to cause its directors, officers and employees not to take any actions, that could reasonably be expected to require Changyou to engage auditors other than Sohu’s Auditors). After the Live Filing Date, the foregoing shall not be construed so as to unlawfully limit any responsibility of the audit committee of Changyou’s board of directors, pursuant to SEC Rule 10A-3(b)(2) and rules of the Nasdaq Global Market, to appoint, compensate, retain and oversee the work of the registered public accounting firm Changyou engages.

(ii) Until the first Sohu fiscal year end occurring after the date that members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, Changyou shall provide to Sohu as much prior notice as reasonably practical of any change in Changyou’s Auditors for purposes of providing an opinion on its consolidated financial statements.

(b) Date of Auditors’ Opinion and Quarterly Reviews. Until the first Sohu fiscal year end occurring after members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, Changyou shall use its reasonable best efforts to enable Changyou’s Auditors to complete their audit such that they will date their opinion on such Party’s audited annual financial statements on the same date that Sohu’s Auditors date their opinion on Sohu’s audited annual financial statements, and to enable Sohu to meet its timetable for the printing, filing and public dissemination of Sohu’s annual financial statements. Until the first Sohu fiscal year end occurring after members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, Changyou shall use its reasonable best efforts to enable Changyou’s Auditors to complete their annual audit and quarterly review procedures such that they will provide clearance on such Party’s annual and quarterly financial statements on the same date that Sohu’s Auditors provide clearance on Sohu’s annual and quarterly financial statements.

(c) Annual and Quarterly Financial Statements. Until the date that members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, Changyou shall not change its fiscal year and, until the first Sohu fiscal year end occurring after members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, shall provide to Sohu on a timely basis all Information that Sohu reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of Sohu’s annual, quarterly and monthly financial statements. Without limiting the generality of the foregoing, Changyou will provide all required financial Information with respect to such Party to Changyou’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Changyou’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Sohu’s Auditors with respect to financial Information to be included or contained in Sohu’s annual, quarterly and monthly financial statements. Similarly, Sohu shall provide to Changyou on a timely basis all financial Information that such Party reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of such Party’s annual, quarterly and monthly financial statements. Without limiting the generality of the foregoing, Sohu will provide all required financial Information with respect to Sohu and its subsidiaries and VIEs to Changyou’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Changyou’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Changyou’s Auditors with respect to Information to be included or contained in Changyou’s annual and quarterly financial statements.

(d) Certifications and Attestations.

(i) Until the first Sohu fiscal year end occurring after members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, and thereafter to the extent necessary for the timely filing by Sohu of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Changyou shall cause its principal executive officer and principal financial officer to provide to Sohu on a timely basis and as reasonably requested by Sohu (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other written Information which such principal executive officer or principal financial officer received as support for the certificates provided to Sohu and (C) a reasonable opportunity to discuss with such principal financial officer and other appropriate officers and employees of such Party any issues reasonably related to the foregoing.

(ii) The extent necessary for the timely filing by Changyou of annual and quarterly reports under the Exchange Act or in connection with any investigations of prior periods, Sohu shall cause its appropriate officers and employees to provide to Changyou on a timely basis and as reasonably requested by such Party (A) any certificates requested as support for the certifications and attestations required by Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 to be filed with such annual and quarterly reports, (B) any certificates or other Information which such appropriate officers and employees received as support for the certificates provided to such Party and (C) a reasonable opportunity to discuss with such appropriate officers and employees any issues reasonably related to the foregoing.

(e) Compliance With Laws, Policies and Regulations. Until members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, Changyou shall comply with all financial accounting and reporting rules, policies and directives of Sohu, to the extent such rules, policies and directives have been previously communicated to such Party, and fulfill all timing and reporting requirements, applicable to Sohu subsidiaries and VIEs that are consolidated with Sohu for financial statement purposes. Without limiting the foregoing, Changyou shall comply with all financial accounting and reporting rules and policies, and fulfill all timing and reporting requirements, under applicable federal securities laws and Nasdaq Global Market rules. Changyou shall not be deemed to be in breach of its obligations set forth in this provision to the extent that such Party is unable to comply with such obligations as a result of the actions or inactions of Sohu.

(f) Identity of Personnel Performing the Annual Audit and Quarterly Reviews. Until members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, Changyou shall authorize Changyou’s Auditors to make available to Sohu’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of such Party and work papers related to the annual audits and quarterly reviews of such Party, in all cases within a reasonable time prior to Changyou’s Auditors’ opinion date, so that Sohu’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Changyou’s Auditors as it relates to Sohu’s Auditors’ report on Sohu’s financial statements, all within sufficient time to enable Sohu to meet its timetable for the printing, filing and public dissemination of Sohu’s annual and quarterly statements. Similarly, Sohu shall authorize Sohu’s Auditors to make available to Changyou’s Auditors both the personnel who performed or will perform the annual audits and quarterly reviews of Sohu and work papers related to the annual audits and quarterly reviews of Sohu, in all cases within a reasonable time prior to Sohu’s Auditors’ opinion date, so that Changyou’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Sohu’s Auditors as it relates to Changyou’s Auditors’ report on such Party’s statements, all within sufficient time to enable such Party to meet its timetable for the printing, filing and public dissemination of such Party’s annual and quarterly financial statements.

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(g) Access to Books and Records. Until members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, and thereafter to the extent such information and cooperation is necessary for the preparation of financial statements or completing a financial statements audit, all governmental audits are complete and the applicable statute of limitations for tax matters has expired, Changyou shall provide Sohu’s internal auditors, counsel and other designated representatives of Sohu access during normal business hours to (i) the premises of such Party and its subsidiaries and VIEs and all Information (and duplicating rights) within the knowledge, possession or control of such Party and its subsidiaries and VIEs and (ii) the officers and employees of such Party and its subsidiaries and VIEs, so that Sohu may conduct reasonable audits relating to the financial statements provided by such Party pursuant hereto as well as to the internal accounting controls and operations of such Party. Similarly, Sohu shall provide Changyou’s internal auditors, counsel and other designated representatives of Changyou access during normal business hours to (x) the premises of Sohu and its subsidiaries and VIEs and all Information (and duplicating rights with respect thereto) within the knowledge, possession or control of Sohu and its subsidiaries and VIEs and (y) the officers and employees of Sohu and its subsidiaries and VIEs, so that such Party may conduct reasonable audits relating to the financial statements provided by Sohu pursuant hereto as well as to the internal accounting controls and operations of Sohu and its subsidiaries and VIEs.

(h) Notice of Change in Accounting Principles. Until members of the Sohu Group no longer collectively own at least a majority of the voting power of the then outstanding securities of Changyou, and thereafter if a change in accounting principles by a Sohu or Changyou would affect the historical financial statements of the other Party, no such Party shall make or adopt any significant changes in its accounting estimates or accounting principles from those in effect on the Live Filing Date without first consulting with each other Party, and if requested by any other Party, such Party’s independent public accountants with respect thereto. Sohu shall give Changyou as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Live Filing Date. Sohu will consult with Changyou and, if requested by such Party, Sohu will consult with such Party’s independent public accountants with respect thereto. Changyou shall give Sohu as much prior notice as reasonably practical of any proposed determination of, or any significant changes in, its accounting estimates or accounting principles from those in effect on the Live Filing Date. Changyou will consult with Sohu and, if requested by Sohu, such Party will consult with Sohu’s independent public accountants with respect thereto.

(i) Conflict With Third-Party Agreements. Nothing in Section 3.3 or this Section 3.4 shall require Changyou to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that Changyou is required under Section 3.3 or this Section 3.4 to disclose any such Information, such Party shall use its reasonable best efforts to seek to obtain such third party’s consent to the disclosure of such information.

3.5 Confidentiality.

(a) Each of the Parties shall hold and shall cause each of their respective subsidiaries and VIEs to hold, and shall each cause their respective officers, employees, agents, consultants and advisors and those of their respective subsidiaries and VIEs to hold, in strict confidence and not to disclose or release without the prior written consent of the relevant other Party, any and all Confidential Information concerning such other Party and its respective subsidiaries and VIEs; provided, that each of the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective subsidiaries and VIEs, auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and, in each case, are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties hereto and in respect of whose failure to comply with such obligations, Changyou or Sohu, as the case may be, will be responsible, (ii) if the Parties or any of their respective subsidiaries or VIEs are compelled to disclose any such Confidential Information by judicial or administrative process or (iii) if the Parties reasonably determine in good faith that such disclosure is required by other requirements of law. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made in connection with any judicial or administrative process, or a Party determines in good faith that disclosure is otherwise required by law, such Party shall promptly notify the relevant other Parties of the existence of such request, demand, or conclusion, and shall provide such other Parties a reasonable opportunity to seek an appropriate protective order or other remedy, which the notifying Party will cooperate in obtaining. In the event that an appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the notifying Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is required to be disclosed and shall use its reasonable best efforts to obtain reasonable assurances that confidential treatment will be accorded to such Information.

(b) As used in this Section 3.5:

(i) “Confidential Information” shall mean Confidential Business Information and Confidential Technical Information concerning one Party which, prior to, on or following the Live Filing Date, has been disclosed by Sohu or its subsidiaries or VIEs, or by Changyou or its subsidiaries or VIEs, that (1) is in written, recorded, graphical or other tangible form and is marked “Proprietary,” “Confidential” or “Trade Secret,” or where it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, (2) is in oral form and identified by the disclosing Party as “Proprietary”, “Confidential” or “Trade Secret” at the time of oral disclosure, including pursuant to the access provisions of Section 3.3 or Section 3.4 hereof or any other provision of this Agreement or where it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, or (3) in the case of such Information disclosed on or prior to the date hereof, either such Information is identified by the owning Party to the other relevant Party as Confidential Business Information or Confidential Technical Information, orally or in writing on or prior to the Live Filing Date, or it is evident from the nature and content of such Information that the disclosing Party considers it to be confidential, and includes any modifications or derivatives prepared by the receiving Party that contain or are based upon any Confidential Information obtained from the disclosing Party, including any analysis, reports, or summaries of the Confidential Information. Confidential Information may also include information disclosed to a disclosing Party by third parties. Confidential Information shall not, however, include any information which (A) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing Party; (B) becomes publicly known and made generally available after disclosure by the disclosing Party to the receiving Party through no action or inaction of the receiving Party; (C) is obtained by the receiving Party from a third party without a breach of such third party’s obligations of confidentiality; or (D) is on or after the Live Filing Date independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

(ii) “Confidential Technical Information” shall mean all proprietary scientific, engineering, mathematical or design information, data and material of the disclosing Party including, without limitation, (a) specifications, ideas, concepts, models, and strategies for products or services, (b) quality assurance policies, procedures and specifications, (c) source code and object code, (d) training materials and information, and (e) all other know-how, methodology, processes, procedures, techniques and trade secrets related to product or service design, development, manufacture, implementation, use, support and maintenance.

(iii) “Confidential Business Information” shall mean all proprietary information, data or material of the disclosing Party other than Confidential Technical Information, including, but not limited to (a) proprietary earnings reports and forecasts, (b) proprietary macro-economic reports and forecasts, (c) proprietary business plans, (d) proprietary general market evaluations and surveys, (e) proprietary financing and credit-related information, and (f) customer information.

(c) Nothing in this Agreement shall restrict (i) the disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way, or (ii) reassignment of the receiving Party’s employees. Moreover, nothing in the Agreement supersedes any restriction imposed by third parties on their Confidential Information, and there is no obligation on the disclosing Party to conform third party agreements to the terms of this Agreement except as expressly set forth therein.

(d) Notwithstanding anything to the contrary set forth herein, (i) Sohu and its subsidiaries and VIEs and Changyou and its subsidiaries and VIEs shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information if they exercise the same degree of care (but no less than a reasonable degree of care) as they take to preserve confidentiality for their own similar Information and (ii) confidentiality obligations provided for in any agreement between Sohu or its subsidiaries or VIEs, or Changyou or any of its subsidiaries or VIEs, and any employee of Sohu or any of its subsidiaries or VIEs or Changyou or any of its subsidiaries or VIEs shall remain in full force and effect.

(e) Confidential Information of Sohu and its subsidiaries and VIEs in the possession of and used by any other Party as of the Live Filing Date may continue to be used by such Person in possession of the Confidential Information in and only in the operation of the Sohu Business, in the case of Sohu and its subsidiaries and VIEs, or the Changyou Business, in the case of Changyou and its subsidiaries and VIEs, and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 3.5(a). Such continued right to use Confidential Information may not be transferred, including by merger, consolidation, reorganization, operation of law, or otherwise, to any third party unless such third party (A) purchases all or substantially all of the business or business line and assets in one transaction or in a series of related transactions for which or in which the relevant Confidential Information is used or employed and (B) expressly agrees in writing to be bound by the provisions of this Section 3.5. In the event that such right to use is transferred in accordance with the preceding sentence, the transferring Party shall not disclose the source of the relevant Confidential Information.

3.6 Privileged Matters.

(a) The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any or all privileges belonging to each such entity or their respective subsidiaries or VIEs including but not limited to the attorney-client and work product privileges (collectively, “Privileges”), shall be governed by the provisions of this Section 3.6. With respect to Privileged Information (as defined below) of Sohu, Sohu shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Changyou shall take no action (nor permit any of its respective subsidiaries or VIEs to take action) without the prior written consent of Sohu that could result in any waiver of any Privilege that could be asserted by Sohu or any of its subsidiaries or VIES under applicable law and this Agreement. With respect to Privileged Information of Changyou, Changyou shall have sole authority in perpetuity to determine whether to assert or waive any or all Privileges, and Sohu shall take no action (nor permit any of its subsidiaries or VIEs to take action) without the prior written consent of Changyou that could result in any waiver of any Privilege that could be asserted by Changyou or any of its subsidiaries or VIEs under applicable law and this Agreement.

(b) The rights and obligations created by this Section 3.6 shall apply to all Information as to which the Parties or their respective subsidiaries or VIEs would be entitled to assert or has asserted a Privilege (“Privileged Information”). Privileged Information of Sohu includes but is not limited to (i) any and all Information regarding the business of Sohu and its subsidiaries and VIEs (other than Information regarding the Changyou Business), whether or not it is in the possession of Changyou or any of its subsidiaries and VIEs; (ii) all communications subject to a Privilege between counsel for Sohu (including in-house counsel) and any individual who, at the time of the communication, was an employee of Sohu, regardless of whether such employee is or becomes an employee of Changyou or any of its subsidiaries and VIEs and (iii) all Information generated, received or arising after the Live Filing Date that refers or relates to Privileged Information of Sohu generated, received or arising prior to the Live Filing Date. Privileged Information of Changyou includes but is not limited to (x) any and all Information regarding the Changyou Business, whether or not it is in the possession of Sohu or any of its subsidiaries and VIEs; (y) all communications subject to a Privilege occurring after the Live Filing Date between counsel for Changyou (including in-house counsel and former in-house counsel who are or were employees of Sohu) and any person who, at the time of the communication, was an employee of Changyou, regardless of whether such employee was, is or becomes an employee of Sohu or any of its subsidiaries or VIEs and (z) all Information generated, received or arising after the Live Filing Date that refers or relates to Privileged Information of Changyou generated, received or arising after the Live Filing Date.

(c) Upon receipt by Sohu or its subsidiaries or VIEs, or Changyou or its subsidiaries or VIEs, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party or its subsidiaries or VIEs, or if Sohu or its subsidiaries or VIEs, or Changyou or its subsidiaries and VIEs, as the case may be, obtains knowledge that any of its current or former employees has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party or its subsidiaries or VIEs, Sohu or Changyou, as the case may be, shall promptly notify that other Party of the existence of the request and shall provide that other Party a reasonable opportunity to review the Information and to assert any rights such other Party may have under this Section 3.6 or otherwise to prevent the production or disclosure of Privileged Information. Sohu or its subsidiaries or VIEs, or Changyou or its subsidiaries and VIEs, as the case may be, will not produce or disclose to any third party any of the other Party’s Privileged Information under this Section 3.6 unless (a) such other Party has provided its express written consent to such production or disclosure or (b) a court of competent jurisdiction has entered an order not subject to interlocutory appeal or review finding that the Information is not entitled to protection from disclosure under any applicable privilege, doctrine or rule.

(d) Sohu’s transfer of books and records pertaining to the Changyou Business and other Information pertaining to Changyou, if any, Sohu’s agreement to permit Changyou to obtain Information existing prior to the Live Filing Date, Changyou’s transfer of books and records and other Information pertaining to Sohu, if any, and Changyou’s agreement to permit Sohu to obtain Information existing prior to the Live Filing Date are made in reliance on Sohu’s and Changyou’s respective agreements, as set forth in Section 3.5 and this Section 3.6, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Sohu, or Changyou, as the case may be. The access to Information, witnesses and individuals being granted pursuant to Section 3.3 and Section 3.4 and the disclosure to one Party of Privileged Information relating to the other Parties’ businesses pursuant to this Agreement shall not be asserted by Sohu or Changyou to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 3.6 or otherwise. Nothing in this Agreement shall operate to reduce, minimize or condition the rights granted to Sohu, or Changyou, or the obligations imposed upon Sohu, and Changyou, by this Section.

3.7 Future Litigation and Other Proceedings. In the event that Changyou (or any of its subsidiaries or VIEs or any of its or their respective officers or directors), or Sohu (or any of its subsidiaries or VIEs or any of its or their respective officers or directors) at any time after the date hereof initiates or becomes subject to any litigation or other proceedings before any Governmental Authority or arbitration panel with respect to which the Parties have no prior agreements (as to indemnification or otherwise), each Party (and its subsidiaries and VIEs and its and their respective officers and directors) that has not initiated and is not subject to such litigation or other proceedings shall comply, at the litigant Party’s expense, with any reasonable requests by the litigant Party for assistance in connection with such litigation or other proceedings (including by way of provision of information and making available of associates or employees as witnesses). In the event that Changyou (or any of its subsidiaries or VIEs or any of its or their respective officers or directors), and Sohu (or any of its subsidiaries or VIEs or any of its or their respective officers or directors), or any combination thereof, at any time after the date hereof initiate or become subject to any litigation or other proceedings before any Governmental Authority or arbitration panel with respect to which the litigant Parties have no prior agreements (as to indemnification or otherwise), each litigant Party (and its officers and directors) shall, at their own expense, coordinate their strategies and actions with respect to such litigation or other proceedings to the extent such coordination would not be detrimental to their respective interests and shall comply, at the expense of the requesting Party, with any reasonable requests of such Party for assistance in connection therewith (including by way of provision of information and making available of employees as witnesses).

3.8 Mail and other Communications. Each of Sohu and Changyou may receive mail, facsimiles, packages and other communications properly belonging to the other. Accordingly, each Party authorizes each of the other Parties to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for any other Party or any of the other Parties’ officers or directors, and to retain the same to the extent that they relate to the business of the receiving Party or, to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages or other communications, including, without limitation, notices of any liens or encumbrances on any asset transferred to Changyou or its subsidiaries or VIEs in connection with the separation from Sohu (or, in case the same relate to both businesses, copies thereof) to the other relevant Party as provided for in Section 6.6 hereof. The provisions of this Section are not intended to, and shall not, be deemed to constitute (a) an authorization by either Sohu or Changyou to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other for service of process purposes or (b) a waiver of any Privilege with respect to Privileged Information contained in such mail, telegrams, packages or other communications.

3.9 Administrative Services Agreements. Sohu and its subsidiaries and VIEs and Changyou and its subsidiaries and VIEs may enter into interim administrative services agreements from time to time covering the provision of various interim services, if any, including financial, accounting, legal, and other services by Sohu (and its subsidiaries and VIEs) to Changyou (and its subsidiaries and VIEs) or, in certain circumstances, vice versa. Such services will generally be provided for a fee equal to the actual Direct Costs and Indirect Costs of providing such services plus an additional amount as agreed to by the Parties, subject to other consideration’s being agreed to by the Parties. “Direct Costs” shall include compensation and travel expenses attributable to employees, temporary workers, and contractors directly engaged in performing the services as well as materials and supplies consumed in performing the services. “Indirect Costs” shall include occupancy, IT supervision and other overhead burden of the department incurring the direct costs of providing the service. Payment for any such services will be due within fifteen (15) days after Sohu renders an invoice for such services.

3.10 Payment of Expenses. Except as otherwise provided in this Agreement, the Inter-Company Agreements or any other agreement between or among any of the Parties relating to the IPO, (i) all costs and expenses of the Parties hereto in connection with the IPO (including costs associated with drafting this Agreement, the Inter-Company Agreements and the documents relating to the formation of Changyou and its subsidiaries and VIEs) shall be paid by Changyou and (ii) all costs and expenses of the Parties hereto in connection with any matter not relating to the IPO shall be paid by the Party which incurs such cost or expense. Notwithstanding the foregoing, Changyou and Sohu shall each be responsible for their own internal fees, costs and expenses (e.g., salaries of personnel) incurred in connection with the IPO.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Claims.

(a) Changyou Release. Except as provided in Section 4.1(c), Changyou, for itself and as agent for each of its subsidiaries and VIEs (including without limitation AmazGame and Gamease), effective as of December 1, 2007, does hereby assume, and does hereby remise, release and forever discharge the Sohu Indemnitees from, any and all Changyou Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Live Filing Date, including in connection with the transactions and all other activities to implement the IPO.

(b) Sohu Release. Except as provided in Section 4.1(c), Sohu, for itself and as agent for each of its subsidiaries and VIEs, does hereby remise, release and forever discharge the Changyou Indemnitees from any and all Sohu Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Live Filing Date, including in connection with the transactions and all other activities to implement the IPO.

(c) No Impairment. Nothing contained in Section 4.1(a) or Section 4.1(b) shall limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement or any Inter-Company Agreement, in each case in accordance with its terms, including, without limitation, any obligations relating to indemnification, including indemnification pursuant to Section 4.2 and Section 4.3 of this Agreement.

4.2 Indemnification by Changyou. Except as otherwise provided in this Agreement, Changyou shall, for itself and as agent for each of its subsidiaries and VIEs, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Sohu Indemnitees from and against, and shall reimburse the Sohu Indemnitees with respect to, any and all Losses that any third party seeks to impose upon the Sohu Indemnitees, or which are imposed upon the Sohu Indemnitees, and that relate to, arise or result from, whether prior to, on or following the Live Filing Date, any of the following items (without duplication):

(a) any Changyou Liability;

(b) any breach by Changyou or any of its subsidiaries and VIEs of this Agreement or any of the Inter-Company Agreements; and

(c) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement (other than information provided in writing by Sohu or any of its subsidiaries or VIEs to Changyou specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement), (ii) contained in any public filings made by Changyou with the SEC following the Live Filing Date or (iii) provided in writing by Changyou or its subsidiaries or VIEs to Sohu specifically for inclusion in Sohu’s annual or quarterly reports following the Live Filing Date to the extent (A) such information pertains to (x) Changyou or its subsidiaries or VIEs or (y) the Changyou Business or (B) Sohu has provided prior written notice to Changyou that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of Sohu or any of its subsidiaries or VIEs, including as a result of any misstatement or omission of any information by Sohu or its subsidiaries or VIEs to Changyou.

In the event that Changyou or its subsidiaries or VIEs makes a payment to the Sohu Indemnitees hereunder, and any of the Sohu Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Sohu or its subsidiaries or VIEs), Sohu will promptly repay (or will procure a Sohu Indemnitee to promptly repay) Changyou (or its subsidiary or VIE, as the case may be) the amount by which the payment made by such member of the Changyou (or its subsidiary or VIE, as the case may be) exceeds the actual cost of the associated indemnified Liability.

4.3 Indemnification by Sohu. Except as otherwise provided in this Agreement, Sohu shall, for itself and as agent for each of its subsidiaries and VIEs, indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Changyou Indemnitees from and against, and shall reimburse each such Changyou Indemnitee with respect to, any and all Losses that any third party seeks to impose upon the Changyou Indemnitees or which are imposed upon the Changyou Indemnitees to the extent relating to, arising from or resulting from, whether prior to, on or following the Live Filing Date, any of the following items (without duplication):

(a) any Liability of Sohu or its subsidiaries or VIEs and all Liabilities arising out of the operation or conduct of the Sohu Business (in each case excluding the Changyou Liabilities);

(b) any breach by Sohu or any member of the Sohu Group of this Agreement or any of the Inter-Company Agreements; and

(c) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (i) contained in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement and provided in writing by Sohu or any of its subsidiaries or VIEs to Changyou specifically for inclusion in the IPO Registration Statement, any issuer free writing prospectus or any preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement), (ii) contained in any public filings made by Sohu.com with the SEC following the Live Filing Date or (iii) provided in writing by Sohu or its subsidiaries or VIEs to Changyou specifically for inclusion in Changyou’s annual or quarterly reports following the Live Filing Date to the extent (A) such information pertains to (x) Sohu or any of its subsidiaries or VIEs or (y) the Sohu Business or (B) Changyou has provided prior written notice to Sohu that such information will be included in one or more annual or quarterly reports, specifying how such information will be presented, and the information is included in such annual or quarterly reports; provided that this sub-clause (B) shall not apply to the extent that any such Liability arises out of or results from, or in connection with, any action or inaction of Changyou or any of its subsidiaries or VIEs, including as a result of any misstatement or omission of any information by Changyou or any of its subsidiaries or VIEs to Sohu.

In the event that Sohu or its subsidiaries or VIEs makes a payment to the Changyou Indemnitees hereunder, and any of the Changyou Indemnitees subsequently diminishes the Liability on account of which such payment was made, either directly or through a third-party recovery (other than a recovery indirectly from Changyou), Changyou will promptly repay (or will procure a Changyou Indemnitee to promptly repay) Sohu (or its subsidiary or VIE, as the case may be) the amount by which the payment made by Sohu (or its subsidiary or VIE, as the case may be) exceeds the actual cost of the indemnified Liability.

4.4 Procedures for Defense, Settlement and Indemnification of the Third Party Claims.

(a) Notice of Claims. If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) other than Sohu, Changyou and their subsidiaries and VIEs of any claim or of the commencement by any such Person of any Action (collectively, a “Third Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification, Sohu and Changyou as applicable, will ensure that such Indemnitee shall give such Indemnifying Party written notice thereof within thirty (30) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of any Indemnitee or other Person to give notice as provided in this Section shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually and substantially prejudiced by such delay or failure to give notice.

(b) Defense by Indemnifying Party. An Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, to the extent that it wishes, at its cost, risk and expense, to assume the defense thereof, with counsel reasonably satisfactory to the Party seeking indemnification, unless the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be materially prejudicial to the Indemnified Party’s defense. After timely notice from the Indemnifying Party to the Indemnitee of such election to so assume the defense thereof, the Indemnifying

Party shall not be liable to the Party seeking indemnification for any legal expenses of other counsel or any other expenses subsequently incurred by Indemnitee in connection with the defense thereof. The Indemnitee agrees to cooperate in all reasonable respects with the Indemnifying Party and its counsel in the defense against any Third Party Claim. The Indemnifying Party shall be entitled to compromise or settle any Third Party Claim as to which it is providing indemnification, provided that any compromise or settlement shall be made only with the written consent of the Indemnitee, such consent not to be unreasonably withheld.

(c) Defense by Indemnitee. If an Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) calendar days after receipt of notice of such claim, Indemnitee will, upon delivering notice to such effect to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account of the Indemnifying Party subject to the limitations as set forth in this Section; provided, however, that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnitee assumes the defense of any Third Party Claim, it shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall reimburse all such costs and expenses of the Indemnitee in the event it is ultimately determined that the Indemnifying Party is obligated to indemnify the Indemnitee with respect to such Third Party Claim. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld.

4.5 Additional Matters.

(a) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both Changyou and Sohu in a material way due to the allocation of Liabilities, responsibilities for management of defense and related indemnities set forth in this Agreement or any of the Inter-Company Agreements, the Parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege, joint defense or other privilege with respect thereto) so as to minimize such Liabilities and defense costs associated therewith. Any Party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, engage counsel to assist in the defense of such claims.

(b) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon whether the Indemnifying Party has paid all or only part of the Indemnitee’s Liability, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

4.6 Survival of Indemnities. The rights and obligations of the Parties under this Article IV shall survive the sale or other transfer by any Party of any of its assets or businesses or the assignment by it of any Liabilities or the acquisition of control of such Party (by sale of capital stock or other equity interests, merger, consolidation or otherwise).

ARTICLE V

DISPUTE RESOLUTION

5.1 Dispute Resolution.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or the Inter-Company Agreements, or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall first be negotiated between appropriate senior executives of each Party who shall have the authority to resolve the matter. Such executives shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies, within ten (10) days of receipt by a Party of written notice of a Dispute, which date of receipt shall be referred to herein as the “Dispute Resolution Commencement Date.” Discussions and correspondence relating to trying to resolve such Dispute shall be treated as Confidential Information and Privileged Information of each of Sohu and Changyou developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent proceeding between the Parties.

(b) If the senior executives are unable to resolve the Dispute within 60 days from the Dispute Resolution Commencement Date, then, the Dispute will be submitted to the boards of directors of Sohu and Changyou. Representatives of each board of directors shall meet as soon as practicable to attempt in good faith to negotiate a resolution of the Dispute.

(c) If the representatives of the two boards of directors are unable to resolve the Dispute within 120 days from the Dispute Resolution Commencement Date, on the request of any Party, the Dispute will be mediated by a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Both Parties will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party shall bear all of its other costs and expenses related to the mediation, including but not limited to attorney’s fees, witness fees, and travel expenses. The mediation shall take place in Beijing, China or in whatever alternative forum on which the Parties may agree.

(d) If the Parties cannot resolve any Dispute through mediation within 45 days after the appointment of the mediator (or the earlier withdrawal thereof), each Party shall be entitled to seek relief in a court of competent jurisdiction.

Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Inter-Company Agreement during the course of dispute resolution pursuant to the provisions of this Section 5.1 with respect to all matters not subject to such dispute, controversy or claim.

ARTICLE VI

MISCELLANEOUS

6.1 Consent of Sohu.

(a) Any consent of Sohu pursuant to this Agreement or any of the Inter-Company Agreements shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of Sohu (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of Sohu has specifically authorized in writing to give such consent).

(b) Any consent of Changyou pursuant to this Agreement or any of the Inter-Company Agreements shall not be effective unless it is in writing and evidenced by the signature of the Chief Executive Officer or Chief Financial Officer of Changyou (or such other person that the Chief Executive Officer, Chief Financial Officer or board of directors of Sohu has specifically authorized in writing to give such consent).

6.2 Limitation of Liability. IN NO EVENT SHALL SOHU OR ANY OF MEMBER OF THE SOHU GROUP OR CHANGYOU OR ANY OF ITS SUBSIDIARIES OR VIES BE LIABLE TO THE OTHER PARTY, OR ITS AFFILIATED COMPANIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY’S INDEMNIFICATION OBLIGATIONS FOR LIABILITIES AS SET FORTH IN THIS AGREEMENT OR IN ANY INTER-COMPANY AGREEMENT.

6.3 Entire Agreement. This Agreement, the Inter-Company Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

6.4 Governing Law and Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of New York, U.S.A., applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof). Subject to Section 5.1, each of the Parties hereby submits unconditionally to jurisdiction of, and agrees that venue shall lie exclusively in, the federal and state courts located in the City of New York for purposes of the resolution of any disputes arising under this Agreement.

6.5 Termination; Amendment. This Agreement and any applicable Inter-Company Agreement may be terminated or amended by mutual consent of the Parties thereto, evidenced by an instrument in writing signed on behalf of each of the applicable Parties. In the event of termination pursuant to this Section 6.5, no Party shall have any liability of any kind to the other Parties. This Agreement shall terminate on the date that is five (5) years after the first date upon which members of the Sohu Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of Changyou; provided, however, that the provisions of Section 3.7 shall survive for a period of seven (7) years after the termination of this Agreement and the provisions of Section 3.5, Article IV, Article V and Article VI shall survive indefinitely after the termination of this Agreement.

6.6 Notices. Notices, offers, requests or other communications required or permitted to be given by a Party pursuant to the terms of this Agreement shall be given in writing to the other Parties to the following addresses:

if to Sohu:

Level 12, Sohu.com Internet Plaza

No. 1 Unit Zhongguancun East Road, Haidian District

Beijing 100084

People’s Republic of China

Attention: Chief Financial Officer

Email: carol@sohu-inc.com

if to Changyou, AmazGame, or Gamease:

East Tower, JinYan Building

No. 29 Shijingshan Road, Shijingshan District

Beijing 100043

People’s Republic of China

Attention: Chief Financial Officer

Email: alex@sohu-inc.com

or to such other address or email address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized overnight courier. All other notices may also be sent by email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by email; upon confirmation of delivery, if sent by recognized overnight courier; and upon receipt if mailed.

6.7 Counterparts. This Agreement, including the Inter-Company Agreements and the Exhibits and Schedules hereto and thereto and the other documents referred to herein or therein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

6.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each Party’s subsidiaries and VIEs. No Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of each other Party, and any such assignment shall be void; provided, however, each Party may assign this Agreement to a successor entity in conjunction with such Party’s reincorporation in another jurisdiction or into another business form.

6.9 Severability. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

6.10 Failure or Indulgence not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Exhibits or Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.11 Authority. Each of the Parties hereto represents to the others that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

6.12 Interpretation. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

6.13 Conflicting Agreements. None of the provisions of this Agreement is intended to supersede any provision in any Inter-Company Agreement or any other agreement with respect to the respective subject matters thereof. In the event of conflict between this Agreement and any Inter-Company Agreement or other agreement executed in connection herewith, the provisions of such other agreement shall prevail.

6.14 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

ARTICLE VII

DEFINITIONS

7.1 Defined Terms. The following capitalized terms shall have the meanings given to them in this Section 7.1:

“Action” means any demand, action, suit, countersuit, claim, counterclaim, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal.

“ADSs” shall have the meaning set forth in Section 2.2 of this Agreement.

“Agreement” shall mean this Master Transaction Agreement, together with the Schedules and Exhibits hereto, as the same may be amended from time to time in accordance with the provisions hereof.

“AmazGame” shall have the meaning set forth in the recitals to this Agreement.

“Ancillary Game Services” means certain online game services of the type that the Sohu Group provides on its 17173.com web site consisting of links to the games of online game companies that are customers of 17173.com, with Sohu generally being compensated by such customers according to, among other things, the revenues that such customers earn from game players who reach the customers’ games using click-throughs from the 17173.com web site

“Changyou” shall have the meaning set forth in the preamble to this Agreement.

“Changyou’s Auditors” shall have the meaning set forth in Section 3.4(a)(i) of this Agreement.

“Changyou Balance Sheet” shall mean Changyou’s unaudited consolidated balance sheet for the most recently completed fiscal quarter as of the Live Filing Date.

“Changyou Business” means the development, operation and licensing of client-end installed MMORPGs and other support services, as previously conducted by Sohu and as currently conducted and contemplated to be conducted by Changyou anywhere in the world, as more completely described in the IPO Registration Statement.

“Changyou Indemnitees” means Changyou and its subsidiaries and VIEs and each of their respective directors, officers and employees.

“Changyou Liabilities” shall mean (without duplication) the following Liabilities:

(i) all Liabilities reflected in the Changyou Balance Sheet;

(ii) all Liabilities of Sohu or its subsidiaries and VIEs that arise after the date of the Changyou Balance Sheet that would be reflected in a Changyou balance sheet as of the date of such Liabilities, if such balance sheet was prepared using the same principles and accounting policies under which the Changyou Balance Sheet was prepared;

(iii) all Liabilities that should have been reflected in the Changyou Balance Sheet but are not reflected in the Changyou Balance Sheet due to mistake or unintentional omission;

(iv) all Liabilities, whether arising before, on or after the Live Filing Date, that relate to, arise or result from: (1) the operation of the Changyou Business or (2) the operation of any business conducted by Changyou and its subsidiaries and VIEs at any time after the Live Filing Date; and

(v) Liabilities of Changyou and its subsidiaries and VIEs under this Agreement or any of the Inter-Company Agreements.

“Confidential Business Information” shall have the meaning set forth in Section 3.5(b)(iii) of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 3.5(b)(i) of this Agreement.

“Confidential Technical Information” shall have the meaning set forth in Section 3.5(b)(ii) of this Agreement.

“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Dispute” has the meaning set forth in Section 5.1(a) of this Agreement.

“Dispute Resolution Commencement Date” has the meaning set forth in Section 5.1(a) of this Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Gamease” shall have the meaning set forth in the recitals to this Agreement.

“Governmental Authority” shall mean any U.S. federal, state or local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Indemnifying Party” means any party which may be obligated to provide indemnification to an Indemnitee pursuant to Section 4.2 or Section 4.3 hereof or any other section of this Agreement or any Inter-Company Agreement.

“Indemnitee” means any party which may be entitled to indemnification from an Indemnifying Party pursuant to Section 4 hereof or any other section of this Agreement or any Inter-Company Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Inter-Company Agreements” shall mean the MMORPG Business Transfer Agreements, the Non-Competition Agreement and the Marketing Services Agreement.

“IPO” shall have the meaning set forth in the recitals to this Agreement.

“IPO Registration Statement” shall have the meaning set forth in the recitals to this Agreement.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by U.S. GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Live Filing Date” shall have the meaning set forth in the recitals to this Agreement.

“Loss” and “Losses” mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), but excluding punitive damages (other than punitive damages awarded to any third party against an indemnified party).

“Marketing Services Agreement” shall have the meaning set forth in Section 1.1 of this Agreement.

“MMORPGs” means client-end installed massively multi-player online role-playing games, excluding, without limitation, Ancillary Game Services and casual games.

“Non-Competition Agreement” shall have the meaning set forth in Section 1.1 of this Agreement.

“MMORPG Business Transfer Agreements” means those various agreements, instruments and other operative documents relating to the transfer of the assets and liabilities of the Changyou Business, including without limitation those agreements, instruments and documents listed on Schedule 1 attached hereto and made a part hereof.

“Ordinary Shares” means the ordinary shares of Changyou (including ordinary shares represented by ADSs and held of record by the depositary bank for the ADSs).

“Party” or “Parties” shall have the meaning set forth in the preamble of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Privileges” shall have the meaning set forth in Section 3.6(a) of this Agreement.

“Privileged Information” shall have the meaning set forth in Section 3.6(a) of this Agreement.

“Rule 10A-3(b)(2)” means Rule 10A-3(b)(2) (or any successor rule to similar effect) promulgated under the Exchange Act.

“SEC” shall have the meaning set forth in the recitals of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sohu Group” means Sohu and its subsidiaries and VIEs, other than Changyou and its subsidiaries and VIEs.

“Sohu” shall have the meaning set forth in the preamble to this Agreement.

“Sohu’s Auditors” shall have the meaning set forth in Section 3.4 (a)(i) of this Agreement.

“Sohu Business” means any business that is conducted by Sohu and its subsidiaries and VIEs and described in its periodic filings with the SEC, other than the Changyou Business.

“Sohu Indemnitees” means Sohu and its subsidiaries and VIEs (excluding Changyou and its subsidiaries and VIEs) and each of their respective directors, officers and employees.

“Sohu Liabilities” shall mean (without duplication) the following Liabilities:

(i) all Liabilities, whether arising before, on or after the Live Filing Date, that relate to, arise or result from the operation of the Sohu Business, other than Changyou Liabilities; and

(ii) Liabilities of Sohu and its subsidiaries and VIEs under this Agreement or any of the Inter-Company Agreements.

“Third Party Claim” has the meaning set forth in Section 5.8(a) of this Agreement.

“Underwriters” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“Underwriting Agreement” shall have the meaning set forth in Section 2.1(a) of this Agreement.

“U.S. GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“VIE” of any Person means any entity that controls, is controlled by, or is under common control with such Person and is deemed to be a variable interest entity consolidated with such Person for purposes of U.S. GAAP. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise. For the purpose of this Agreement, Gamease is a VIE of Changyou.

WHEREFORE, the Parties have signed this Master Transaction Agreement effective as of the date first set forth above.

SOHU.COM INC.

By:	/s/ Charles Zhang
Name:	Charles Zhang
Title:	Chief Executive Officer

CHANGYOU.COM LIMITED

By:	/s/ Tao Wang
Name:	Tao Wang
Title:	Chief Executive Officer

SCHEDULE 1

MMORPG Business Transfer Agreements

•	Asset Transfer Agreement between Sohu New Era and AmazGame. Transfers servers and other key aspects of the MMORPG business operated by Sohu and held by Sohu New Era, Inc. to AmazGame.

•

Asset Transfer Agreement between Sohu New Era and Gamease. Transfers to Gamease from Sohu New Era, Inc. that number of servers as is required to be held by Gamease as the holder of the online game licenses and as operator of the MMORPG business operated by Sohu.

•	Technology Transfer Agreement between Beijing Fire Fox and Gamease. Transfers to Gamease from Beijing Fire Fox, a subsidiary of Sohu, technology related to TLBB.

•	Trademark Assignment Agreement between Beijing Fire Fox and Gamease. Transfers to Gamease from Beijing Fire Fox trademarks and trademark rights.

•

Services Transfer Agreement between Sohu Era and Gamease. Gamease agrees to provide to TLBB game players operational and maintenance services previously provided by Sohu Era, and to accept pre-paid game cards previously sold to such game players and not yet used, in return for Sohu Era’s paying to Gamease a fee from Sohu Era calculated to compensate Gamease for the value of such pre-paid cards.

•

Assignment of Rights Agreement among Sohu Internet, Beijing Fire Fox, Beijing Ke Hai Publishing House and Gamease. Sohu Internet assigns to Gamease its rights to operate, and its obligations with respect to, TLBB.

•

TLBB Game License Agreement (Vietnam) among Sohu Internet, Beijing Fire Fox and FPT Telecom, amended by Supplement to Game License Agreement among Sohu Internet, Beijing Fire Fox, FPT Telecom and Gamease. Sohu Internet and Beijing Fire Fox, as the joint licensors, assign to Gamease all of their rights and obligations under the agreement.

•	Amendments to distribution agreements between Sohu New Era and each of the distributors of pre-paid cards. Agreements amended to replace Sohu New Era with Gamease.

•	Amendments to employment agreements between Sohu New Era and certain former Sohu New Era employees. Amendments transfer employees from Sohu New Era to Gamease.

•	Amendments to employment agreements between Sohu New Era and certain former Sohu New Era employees. Amendments transfer employees from Sohu New Era to AmazGame.

•	Amendments to employment agreements between Beijing Fire Fox and certain former Beijing Fire Fox employees. Amendments transfer employees from Beijing Fire Fox to AmazGame.